Veazey & Associates, LLC.
Petroleum Consultants
638 Penalver
Baton Rouge, Louisiana 70802

September 28, 2007
The Stallion Group
#604 – 700 West Pender Street
Vancouver, British Columbia
V6C 1G8

Re:	Registration Statement on Form SB-2, SEC File No. 333-144361

Veazey & Associates, LLC prepared the technical report titled “Est. of Future Reserves and Revenues in Mississippi & Louisiana to the LDBTS Joint Venture as of May 31, 2007” (the “Report”) referred to in the above referenced Form SB-2 of The Stallion Group. We hereby consent to being named as an expert in the Form SB-2 and to the use of, or reference to, the Report in the Form SB-2. We further consent to the filing of this letter as an exhibit to the Form SB-2 to be filed with the U.S. Securities and Exchange Commission.

Yours truly,

Veazey & Associates, LLC

/s/ M. James Veazey
_____________________________
Per: M. James Veazey, PE